Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated August 19, 2005, accompanying the financial statements and schedules for the three months ended June 30, 2005 and for the year ended March 31, 2005 of Goldrange Resources, Inc. included in the Registration Statement Form SB-2. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on September 7, 2005.

/s/ Cinnamon Jang Willoughby & Company

Chartered Accountants

Burnaby, BC

September 7, 2005

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2. Telephone: +1 604 435 4317. Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of HLB International. A world-wide organziation of accounting firms and business advisors.